Exhibit (a)(13)

N O T I C E

The Stock Option Exchange Deadline is Monday, July 16th at 5 p.m.

July 13, 2001

TO: Stock Option Holders

FROM: Charlie Williams

SUBJECT: Stock Option Exchange Election Form Deadline

______________________________________________________________________

This is the second reminder that if you choose to participate in the stock option exchange program, or change or revoke an election you have already submitted, your Stock Option Exchange Election Form is due no later than 5 p.m., Monday, July 16, 2001.

We cannot accept election forms after the deadline under any circumstances.

If you have any questions, please let me know.

Thank you,

Charlie